FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President, CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Reports Profitable Third Quarter

WEST LAFAYETTE, IN -- October 18, 2013 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the third quarter and first nine months of fiscal 2013.

As set forth in the Company’s Amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 2012 as well the Amended Quarterly Reports on Forms 10-Q/A for the three months ended December 31, 2012 and March 31, 2013, respectively, the Company has restated its previously issued financial statements for the fiscal years ended September 30, 2011 and September 30, 2012 and the first two quarters of fiscal 2013 and its selected financial data for the relevant periods. Any comparisons to prior periods reflect restated financial results for those periods. Accordingly, investors should no longer rely upon the Company’s previously released financial statements for these periods and any earnings releases or other communications relating to these periods.

BASi returned to profitability in the third quarter, as higher gross margin and lower operating expenses generated an increase in operating income to $438,000 compared to an operating loss of $540,000 last year, despite a decrease in revenue for the quarter. Net income improved to $0.07 per diluted share for this year’s third quarter compared to a net loss of $0.03 per share for the third quarter of the prior year. For the nine months, operating income increased to $732,000 compared to an operating loss of $3,547,000 for the prior year period, and net income increased to $0.06 per diluted share versus a net loss of $0.51 per diluted share last year.

"What is more, each of our critical operating metrics, including revenue, gross margin, operating income and cash flow, improved sequentially in the third quarter compared to this year’s second quarter. Cash increased and debt decreased during the third quarter compared to the second, and cash provided by operations for the third quarter was $855,000," said President & CEO and CFO Jacqueline Lemke.

"We believe these gains are sustainable, as our marketing initiatives focused on our established strengths in specialty assay and drug discovery, regulatory excellence, and our market-changing Culex® NxT automated sampling system gain traction among current and new customers. On the product side, as previously announced, we are collaborating with Pinnacle Technology to create a better way to monitor glucose and with Data Sciences International to add value to our Culex system. On the services side, BASi has built a reputation for delivering the quality and timely data that are a critical part of the drug development process. We believe our recent contract to provide IND-enabling safety and toxicology studies for NanoViricides, Inc. and the preferred provider agreement with G1 Therapeutics we announced earlier this week, provide a solid foundation for generating the long-term growth and profitability we are striving for," Lemke said.

Third Quarter Results

For the three months ended June 30, 2013, revenue decreased to $5,600,000 compared to $7,186,000 for the third quarter of fiscal 2012, but increased sequentially compared to $5,156,000 for the second quarter of fiscal 2013. Gross profit was $2,032,000, or 36.3% of revenue, compared to $2,059,000, or 28.7% of revenue, a year earlier. Operating income for the third quarter of fiscal 2013 was $438,000, compared to an operating loss of $540,000 for the same quarter last year, reflecting the higher gross margin and a 19.3% reduction in operating expenses. Net income for the third quarter of fiscal 2013 was $576,000, or $0.08 per basic share and $0.07 per diluted share, including a pre-tax decrease in the fair value of warrant liability of $318,000. This compares to a net loss for the third quarter of fiscal 2012 of $246,000, or $0.03 per basic and diluted share, which included a pre-tax decrease in the fair value of warrant liability of $458,000.

Service revenue for the third quarter of fiscal 2013 decreased 20.1% to $4,156,000 versus $5,200,000 for the same quarter of the prior year, but increased sequentially compared to $3,667,000 for the second quarter of fiscal 2013. The fiscal 2013 service revenue was negatively affected by the consolidation of BASi's Oregon laboratory into its West Lafayette facility in the second half of fiscal 2012.

Product revenue decreased 27.3% to $1,444,000 versus $1,986,000 last year, primarily due to lower sales of our Culex automated sampling systems.

EBITDAR for the third quarter of fiscal 2013 was $896,000, an improvement of $180,000 compared to the EBITDAR of $716,000 for the third quarter of fiscal 2012.

Nine Months Results

For the nine months ended June 30, 2013, revenue decreased 23.4% to $16,560,000, compared to $21,668,000 for the first nine months of fiscal 2012. A substantial portion of this decrease reflected the consolidation of BASi's Oregon laboratory into its West Lafayette facility in the second half of fiscal 2012. Gross profit increased to $5,146,000, or 31.1% of revenue, compared to $4,684,000, or 21.6% of revenue, for last year’s first nine months. Operating income for the first nine months of fiscal 2013 increased to $732,000, compared to an operating loss for the first nine months of fiscal 2012 of $3,547,000. Net income for this year's first nine months of $521,000, or $0.07 per basic share and $0.06 per diluted share, included a pre-tax decrease in the fair value of warrant liability of $293,000. This compares to a net loss for the first nine months of fiscal 2012 of $3,621,000, or $0.51 per basic and diluted share, which included a pre-tax decrease in the fair value of warrant liability of $458,000.

EBITDAR for the first nine months of fiscal 2013 increased to $2,238,000, compared to an EBITDAR loss of $1,009,000 for the first nine months of fiscal 2012. Cash provided by operations for this year's first nine months was $1,343,000, versus cash used in operations of $437,000 last year.

Balance Sheet Highlights

At June 30, 2013, BASi reported cash and cash equivalents of $313,000, total long-term obligations of $540,000, and shareholders' equity of $9,211,000. Current liabilities at June 30, 2013 included mortgage debt of $5,403,000 that matures in October 2013. The Company continues to explore ways to deal with this debt, including a sale leaseback transaction on its building in West Lafayette. At September 30, 2012, cash and cash equivalents were $721,000, total long-term obligations were $5,998,000, and shareholders' equity was $8,377,000.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial 877.474.9502, passcode #70599127 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #96932141 after 1:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (GAAP). The non-GAAP financial measures are EBITDAR for the third quarters and first nine months of fiscal 2013 and 2012. EBITDAR refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, and amortization and/or exclude certain non-cash or one-time expenses as permitted by our credit agreements, such as stock-based compensation, restructuring charges and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
		(Restated)		(Restated)

Service revenue	$4,156	$5,200	$12,493	$16,090
Product revenue	1,444	1,986	4,067	5,578

Total revenue	5,600	7,186	16,560	21,668

Cost of service revenue	2,897	4,270	9,509	14,592
Cost of product revenue	671	857	1,905	2,392

Total cost of revenue	3,568	5,127	11,414	16,984

Gross profit	2,032	2,059	5,146	4,684

Operating expenses:
Selling	317	741	979	2,735
Research and development	124	113	332	453
General and administrative	1,153	1,122	3,103	4,356

Total operating expenses	1,594	1,976	4,414	7,544

Restructuring charges	--	623	--	687

Operating income (loss)	438	(540)	732	(3,547)

Interest expense	(163)	(172)	(492)	(540)
Change in fair value of warrant liability -- decrease	318	458	293	458
Other income	1	8	6	8

Income (loss) before income taxes	594	(246)	539	(3,621)

Income taxes	18	--	18	--

Net income (loss)	$576	$(246)	$521	$(3,621)

Other comprehensive income (loss):
Foreign currency translation adjustment	11	(17)	66	4

Comprehensive income (loss)	$587	$(263)	$587	$(3,617)

Basic net income (loss) per share	$0.08	$(0.03)	$0.07	$(0.51)
Diluted net income (loss) per share	$0.07	$(0.03)	$0.06	$(0.51)

Weighted common shares outstanding:
Basic	7,673	7,259	7,656	7,079
Diluted	8,400	7,259	8,353	7,079

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30,	September 30,
	2013	2012
Assets	(Unaudited)	(Restated)

Current assets:
Cash and cash equivalents	$313	$721
Accounts receivable
Trade	2,777	3,366
Unbilled revenues and other	559	921
Inventories	1,479	1,656
Prepaid expenses	246	228

Total current assets	5,374	6,892

Property and equipment, net	17,329	18,628
Goodwill	1,383	1,383
Debt issue costs	40	18
Other assets	49	54

Total assets	$24,175	$26,975

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$3,851	$3,934
Accrued expenses	1,245	2,067
Customer advances -- deferred revenues	2,377	3,012
Income tax accruals	32	17
Revolving line of credit	332	1,444
Fair value of warrant liability	920	1,213
Current portion of capital lease obligation	264	330
Current portion of long-term debt	5,403	583

Total current liabilities	14,424	12,600

Capital lease obligation, less current portion	540	739
Long-term debt, less current portion	--	5,259

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,335 Series A shares at $1,000 stated value issued and
outstanding at June 30, 2013 and at September 30, 2012	1,335	1,335
Common shares, no par value:
Authorized 19,000,000 shares; 7,687,216 issued and outstanding
at June 30, 2013 and 7,638,738 at September 30, 2012	1,883	1,871
Additional paid-in capital	19,870	19,635
Accumulated deficit	(13,972)	(14,493)
Accumulated other comprehensive income	95	29

Total shareholders' equity	9,211	8,377

Total liabilities and shareholders' equity	$24,175	$26,975

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NONGAAP EARNINGS

(In thousands)(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
		(Restated)		(Restated)
GAAP Net income (loss)	$576	$(246)	$521	$(3,621)

Addback: Interest expense	163	172	492	540
Income taxes	18	--	18	--
Depreciation and amortization	405	579	1,313	1,724
Change in fair value of warrant liability	(318)	(458)	(293)	(458)
Restructuring expenses	--	623	--	687
Stock option expense	52	46	187	119

NONGAAP EBITDAR	$896	$716	$2,238	$(1,009)

EBITDAR --	Earnings before interest, taxes, depreciation, amortization, restructuring, stock option expenses and the change in the fair value of warrant liability.